Exhibit 99.2

For Immediate Release: December 6, 2005	NEWS RELEASE
Telkonet Acquires Microwave Satellite
Technologies, Inc.
Transaction gives Telkonet triple-play broadband solution

Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing powerline carrier (PLC) networking solutions using existing electrical wiring, today announced that the Company has executed a definitive agreement with Microwave Satellite Technologies (MST) to acquire a controlling interest in MST, a communications technology company that offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider (ISP). The $10 million cash and stock transaction will allow Telkonet to provide a “triple-play” solution to subscribers of HDTV, VoIP telephony and Internet access. The business strategy is to expand the existing operations concentrated in Manhattan throughout New York and to increase the Telkonet presence in other cities using the New York system as a template. By adding MST to Telkonet’s existing business, the Company will establish a subscriber base with recurring revenues. MST’s revenues for the fiscal year ending April 30, 2005 were $3.5 million.
Ronald W. Pickett, President and CEO of Telkonet stated; “This strategic acquisition will enable Telkonet to provide a complete Internet solution, including NuVision Broadband™, to commercial multi-dwelling units and hotels. We have worked closely with MST for the past 11 months in New York, installing the MST NuVision Broadband™ service using Telkonet’s unique power line communications solution for broadband Internet access. An example of a very successful installation is at Trump Place on the Upper West Side of Manhattan.
“We are extremely enthusiastic about MST’s Interactive Wi-Fi hot-zone system which currently offers wireless Internet service and blankets a large portion of New York’s Central Park. This system transmits the signal to a roof top receiver, which utilizes Telkonet’s powerline carrier (PLC) technology as the backbone within the building to distribute voice, video and data to the customers’ apartment buildings, hotels, and business environments. The ability to combine the Telkonet IP technology with the network capabilities of the MST solution creates a fully scalable and viable way to bundle services to existing network subscribers. We now have a perfect solution for the millions of multi-dwelling residents and multi-dwelling unit (MDU) owners who are searching for a complete voice, video and data package solution for their properties, while at the same time enabling Telkonet to build a valuable base of subscribers nationally”.
Frank Matarazzo, President and Founder of MST said, “The Telkonet iWire System is a complete Internet Protocol (IP) platform, which, in combination with the MST network, will
Contact:
Michael Porter
President
Porter, LeVay & Rose, Inc.
212-564-4700
mike@plrinvest.com
www.plrinvest.com

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enable a variety of Internet-based solutions and services. We are excited about Telkonet’s breakthrough technology because we can provide a broadband network throughout an entire building within a few days without the expense and delay of installing new wiring.”
“The Telkonet solution is currently being deployed to replace the previously installed cable modem solution, which provided only limited connection options within each apartment. With Telkonet’s system, residents are no longer confined to accessing their broadband connections at limited locations. Instead, they can enjoy broadband access from every electrical outlet in their apartment. Telkonet’s unique PLC product has lowered our deployment and operating costs, shortened and simplified our installation process, while providing residents with the flexibility of a wireless system and the security of a wired system. Using the Telkonet platform, we will be able to offer video, VoIP, and ultra-high speed Internet service to thousands of residents in the multi-dwelling units we serve, as well as enable a host of other Internet protocol-based services, including IPTV, smart building applications including energy management, Wi-Fi deployment, and security solutions.”
About Microwave Satellite Technologies (MST)
Microwave Satellite Technologies, Inc. (MST) is a communications technology company that specializes in video to the desktop, video conferencing, distance learning, two-way data, and Internet access services. MST offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider (ISP), offering the latest in web hosting and design. MST’s NuVisions Broadband services offer cable television, cable modem high-speed Internet, and telephone services to multi-family residences, commercial buildings, and institutional owners. MST delivers its services using microwave and fiber optic technology for superior performance, and now offers over 40 channels of high definition television (HDTV). MST has recently begun deployment of its new Interactive Wi-Fi, hot-zone system that will offer wireless Internet service in large geographic areas of New York City, and is introducing the newest Powerline Carrier (PLC) technology to high-speed Internet users in apartment buildings, hotels, and business environments. For more information, visit our websites at www.mst-online.com and www.nuvisionsbroadband.com.
About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure. The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.
The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).